Report of Independent Accountants

To the Shareholders and Trustees of Vanguard Tax-
Managed Funds

In our opinion, the statements of net assets appearing in the insert to this annual report and the related statements of operations and of changes in net assets and the financial highlights appearing in the accompanying report present fairly, in all material respects, the financial position of Tax-Managed Balanced Fund, Tax-Managed Growth and
Income Fund, Tax-Managed Capital Appreciation Fund,
Tax-Managed Small-Cap Fund, and Tax-Managed
International Fund (separate funds of Vanguard Tax-
Managed Funds, hereafter referred to as the "Funds") at December 31, 2001, the results of each of their operations for the year then ended, the changes in each of their net assets for each of the two years in the period then ended, and the financial highlights for the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at December 31, 2001 by correspondence with the custodians, provide a reasonable basis for our opinion.





PricewaterhouseCoopers LLP
Philadelphia, Pennsylvania

January 31, 2002
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